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                                                                    Exhibit 2(b)


                                 PLAN OF MERGER


                 THIS PLAN OF MERGER ("Plan") is made and entered into as of this 27th day of December, 1993, by and between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation") and PEOPLES FINANCIAL SERVICES INC., a Tennessee corporation ("PFS").


                 W I T N E S S E T H :

                 PFS is a corporation organized and existing under the laws of the State of Tennessee, the authorized capital stock of which consists of [i] 100 shares of organizational common stock with $10.00 par value per share ("PFS Organizational Common Stock") of which at the date hereof no shares are issued and outstanding and [ii] 1,000,000 shares of common stock without par value ("PFS Common Stock"), of which at the date hereof 236,777 shares are issued and outstanding and fully paid and nonassessable, and 3,111 shares are reserved for issuance upon the exercise of outstanding options.

                 The respective Boards of Directors of Corporation and PFS have determined that it is desirable to effect a Plan and Agreement of Reorganization (the "Agreement"), for the general welfare and advantage of Corporation and PFS and their respective shareholders, under which plan PFS would be merged into Corporation, in accordance with the terms of the Agreement and this Plan.

                 The respective Boards of Directors of PFS and Corporation have approved and adopted the Agreement and this Plan and have authorized the execution hereof.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and conditions set forth in this Plan and the Agreement, at the Effective Time (as hereinafter defined), PFS shall be merged with and into Corporation (the "Merger") in accordance with the provisions of and with the effect provided in the Kentucky Business Corporation Act (the "KBCA") and the Tennessee Business Corporation Act ("TBCA"). The terms of the Merger shall be as set forth in the Agreement and in this Plan.
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         1.2  Articles of Merger.  Upon the terms and conditions set forth in the Agreement and this Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Corporation and PFS, and thereafter delivered to the Secretary of States of the Commonwealth of Kentucky and the State of Tennessee for filing, as provided in the KBCA and the TBCA on the Closing Date, as defined in the Agreement. The Merger shall become effective upon filing with the Kentucky Secretary of State and the Tennessee Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.3      Effect of Filing.

                 A. At the Effective Time, [i] the separate existence of PFS shall cease and PFS shall be merged with and into Corporation (sometimes herein referred to as the "Surviving Corporation") and [ii] the Articles of Incorporation and Bylaws of Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                 B. At the Effective Time, the officers and Board of Directors of the Surviving Corporation shall consist of those persons serving as the officers and directors of Corporation immediately prior to the Effective Time.

                 C. At and after the Effective Time, the Merger will have the effects set forth in Section 271B.11-060 of the KBCA and Section 48-21-107 of the TBCA and as otherwise provided by law.


                                   ARTICLE 2

                              CONVERSION OF SHARES

         2.1     Conversion of PFS Capital Stock.

                 A. Conversion of PFS Common Stock. Each share of PFS Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into 5.5 shares of Corporation Common Stock, subject to Sections 2.1.B and 2.1.C hereof (the "Exchange Ratio"). All shares of PFS Common Stock shall automatically be canceled and shall cease to exist and each certificate previously representing any such shares shall thereafter represent the right to receive the Corporation Common Stock into which such PFS Common Stock has been converted. Certificates previously representing shares of PFS Common Stock shall be exchanged for Corporation Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

                 B. Reclassifications. If prior to the Effective Time the outstanding shares of Corporation Common Stock shall have been

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increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Corporation's capitalization, all without Corporation receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Corporation Common Stock to be thereafter delivered pursuant to this Plan of Merger.

                 C. No Fractional Shares. No certificate or scrip of any kind will be issued by Corporation to any shareholder of PFS in respect of any fractional interest in Corporation Common Stock arising out of the conversion of PFS Common Stock into Corporation Common Stock in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Corporation. No holder of PFS Common Stock will have any rights in respect of a fractional interest in Corporation Common Stock arising out of the Merger except the right to receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for Corporation Common Stock on the trading day which occurs immediately prior to the Closing Date. For purposes of this Agreement, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange.

         2.2     Exchange of Certificates.

                 A. As of the Effective Time, the Corporation shall deposit, or cause to be deposited, with Peoples Bank & Trust of the Cumberlands, Cookeville, Tennessee (the "Exchange Agent"), for the benefit of the holders of PFS Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Corporation Common Stock (such certificates for shares of Corporation Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.1 in exchange for outstanding shares of PFS Common Stock.

                 B. At and after the Effective Time, each person (other than Corporation) who immediately prior to the Effective Time held of record shares of PFS Common Stock shall be entitled to receive, upon the surrender of the certificate(s) which represented such shares (individually a "Certificate" and collectively the "Certificates") to Corporation, together with a letter of transmittal (in the form contemplated by Section 2.2.C) duly executed, the consideration specified in Section 2.1.

                 C. On, or within seven (7) days after the Effective Time, the Exchange Agent shall mail or deliver to each holder





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(other than Corporation), who immediately prior to the Effective Time held of record shares of PFS Common Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or payment therefor. No interest will be paid or accrue on any consideration payable on the surrender of such Certificate. If delivery of certificates of Corporation Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Corporation that such tax has been paid or is not applicable.

                 D. At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of PFS except for the right to receive upon such surrender the consideration specified in Section 2.1.

                 E. No dividends or other distributions declared or made after the Effective Time with respect to Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Corporation Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1.C until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the holder of such Certificate(s) representing whole shares of Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Corporation Common Stock to which such holder is entitled pursuant to Section 2.1.C and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Corporation Common Stock.

                 F. After the Effective Time, except to the extent necessary to issue replacement Certificates for any Certificates which may have been lost or stolen or to comply with the payment instructions contained in a letter of transmittal contemplated by Section 2.2.C., there shall be no further registration of transfers on the stock transfer books of PFS of any Certificates formerly





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evidencing the shares of PFS Common Stock which were outstanding immediately prior to the Effective Time.

                 G. Any portion of the Exchange Fund that remains undistributed to the shareholders of PFS for six months after the Effective Time shall be delivered to the Corporation, upon demand, and any shareholders of PFS who have not theretofore complied with this Article 2 shall thereafter look only to the Corporation for payment of their claim for Corporation Common Stock, any cash in lieu of fractional shares of Corporation Common Stock and any dividends or distributions with respect to Corporation Common Stock.

                 H. Neither PFS nor the Corporation shall be liable to any holder of shares of PFS Common Stock for such shares or Corporation Common Stock into which they are converted (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any abandoned property, escheat or similar law.

         2.3 Dissenting Shareholders. If any holder of shares of PFS Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. PFS shall give Corporation prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give Corporation the opportunity to participate in all proceedings with respect to any such objections or demands. PFS will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purchase, directly or indirectly, by Corporation, nor will Corporation directly or indirectly reimburse PFS for any payments to dissenters.
         2.4     Corporation Common Stock.         The shares of capital stock
of Corporation issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall not be effected by the Merger.


                                   ARTICLE 3

                                  TERMINATION

                 Anything contained in this Plan notwithstanding and notwithstanding adoption hereof by the shareholders of PFS, this Plan may be terminated and the Merger abandoned as provided in the Agreement.





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                                    ARTICLE 4

                              CONDITIONS PRECEDENT

                 The obligations of Corporation and PFS to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5

                               GENERAL PROVISIONS

         5.1 Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

         5.2 Modifications. The parties hereto may amend, modify or supplement this Plan, before or after approval thereof by the shareholders of PFS, in such manner as may be agreed by them in writing.

                 IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                                             TRANS FINANCIAL BANCORP, INC.



                                             By    /s/ Douglas M. Lester
                                               -------------------------
                                               Douglas M. Lester, President



                                             PEOPLES FINANCIAL SERVICES, INC.



                                             By   /s/ Barry Buckley
                                               --------------------
                                               Barry Buckley, President







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